UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PulteGroup, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

On May 2, 2013, Dick’s Sporting Goods, Inc. (“DKS”) announced that André J. Hawaux will join DKS in June, 2013 as Executive Vice President—Finance, Administration and Chief Financial Officer. Mr. Hawaux previously served as president of the Consumer Foods business of ConAgra Foods, Inc. since 2009. Mr. Hawaux is a nominee to the Board of Directors of PulteGroup, Inc. (“PHM”), as previously disclosed in PHM’s Proxy Statement for its 2013 Annual Meeting of Shareholders (the “Proxy Statement”). Mr. Hawaux’s qualifications to serve as a director of PHM will be enhanced by his new position at DKS, a customer-focused public company with a large real estate portfolio. Therefore, the Nominating and Governance Committee of PHM’s Board of Directors reaffirms Mr. Hawaux’s nomination to serve as a director. See the Proxy Statement for additional information regarding Mr. Hawaux’s qualifications and the conclusion of the Nominating and Governance Committee of PHM’s Board of Directors that Mr. Hawaux should serve as a director of PHM.